Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into as of this 25th day of August 2008, by and between Arctic Cat Inc. (the “Company”) and Claude J. Jordan (the “Executive”).

W I T N E S S E T H:

 WHEREAS, the Company desires to retain the services of Executive in the capacity of President and Chief Operating Officer, and Executive desires to accept such employment, subject to the supervision of the Chief Executive Officer of the Company and the further terms and conditions set forth herein.

 WHEREAS, the Company and Executive acknowledge that they have also entered into a Change of Control Agreement of even date herewith, and that such Change of Control Agreement shall supersede this Agreement and understanding between the parties with respect to termination upon a “Change of Control” as defined therein and any compensation paid to Executive upon such termination.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1           EXECUTIVE means Claude J. Jordan.

1.2           COMPANY means Arctic Cat Inc. and all of its subsidiary and affiliated entities and their divisions which now exist or may exist in the future.

1.3           ARCTIC CAT PRODUCTS means any goods or services which the Executive or those under his direct or indirect supervision designed, developed, marketed, promoted, sold, serviced, or provided on behalf of the Company during the last two years in which the Executive was employed by the Company.

1.4           COMPETITIVE PRODUCTS means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed, or sold by the Company, or with respect to which the Company has acquired Confidential Information which it intends to use in the design, development, manufacture, marketing, or sale of a product or service.

1.5           CUSTOMER means any person or entity (regardless of the legal form of the entity) with whom or with which Executive or those under his direct or indirect supervision, had any direct or indirect contact on behalf of the Company in connection with Arctic Cat Products. Without limiting the generality of the foregoing, the term Customer includes, but is not limited to, dealers, vendors, suppliers, and sponsors.

1.6           CONFLICTING ORGANIZATION means any person or entity (regardless of its legal form) which is engaged in, or about to become engaged in, research or development, production, marketing or selling a Competitive Product, including the Executive if he is engaged in business for himself.

1.7           DISABILITY has two different meanings in this Agreement.  For purposes of benefits due under any Company-sponsored disability insurance policy (whether short-term, long-term, or any applicable salary continuation policy provided during any elimination period), the definition of Disability shall conform to the definition provided in such policy.   For purposes of any payment made to Executive in excess of the benefits due under any such Company-sponsored disability insurance policy, the definition of Disability shall be at least as restrictive as the applicable definition provided in Code Section 409A.

1.8           INVENTION means all inventions, discoveries, ideas, processes, writings, designs, developments, and improvements, whether or not protectible under the applicable patent, trademark or copyright statutes, of the Executive while employed by the Company.

1.9           CONFIDENTIAL INFORMATION means any information or compilation of information that the Executive learns or develops during the course of Executive’s employment by the Company that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use.  It includes, but is not limited to, trade secrets and may relate to such matters as research and development, engineering, drawings and specifications, strategic plans, business methods, non-public financial information, proprietary information pertaining to vendors and customers, product improvement efforts, manufacturing processes, management systems, sales and marketing plans and information, contracts, and pricing.

ARTICLE II.
EMPLOYMENT AND TERM

2.1           EMPLOYMENT.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive as President and Chief Operating Officer or in such other capacity as may be determined from time to time by the Board of Directors of the Company, and Executive hereby accepts such employment.

2.2           TERM.  Except as otherwise provided in this Agreement, the term of this Agreement shall commence on the date of this Agreement, and shall continue until this Agreement is terminated by either party pursuant to the terms hereof.

ARTICLE III.
COMPENSATION

3.1           BASE SALARY.  As compensation for his services to the Company and as compensation for his confidentiality, non-competition and non-solicitation agreement provided in Article IV of this Agreement, Executive shall receive an annual base salary in the amount of Four Hundred Twenty Five Thousand Dollars ($425,000) payable in accordance with the Company’s regular payroll processes (the “Base Salary”). Executive’s Base Salary shall be reviewed by the Compensation and Human Resources Committee of the Company’s Board of Directors on an annual basis, and such committee may (but shall not be obligated to) adjust Executive’s base salary by an amount as it deems appropriate based on a review of certain benchmarking information, including but not limited to, general industry as well as industry specific and other peer company compensation data, as well as recommendations from the Chief Executive Officer.

3.2           ANNUAL INCENTIVE AWARDS.   In addition to the Base Salary, Executive shall be entitled to participate in the Company’s annual incentive program offered to the Company’s senior executives. Executive’s annual incentive payout shall range from zero percent (0%) to one hundred (100%) of his Base Salary but shall not be less than $140,250 in his first year of employment.  Executive has the choice of cash or stock the first year.  The target incentive payout for Executive shall be fifty percent (50%) of his Base Salary.  Payouts made pursuant to this Section 3.2 shall be paid no later than two and a half (2.5) months after the end of the Company’s fiscal year or as soon thereafter as practicable.

3.3           LONG-TERM INCENTIVE COMPENSATION.  Effective upon the commencement of the term of this Agreement as set forth in Section 2.2, the Board of Directors has approved grants to Executive of: (i) 20,000 shares of restricted common stock of the Company at fair market value; and (ii) stock options to purchase 70,000 shares of common stock of the Company in accordance with the Company’s 2007 Omnibus Stock and Incentive Plan.  The restricted stock and the options granted to Executive will vest in equal installments on the first, second and third anniversaries of the grant date.  The stock options granted to Executive will expire ten years from the grant date, provided that the vesting of such restricted stock and stock options will accelerate if Executive is terminated and is entitled to the severance payments described in Section 5.5.  Additional stock options may be awarded annually to Executive by the Stock Grant Subcommittee of the Compensation and Human Resources Committee of the Company’s Board of Directors.

3.4           BENEFITS.  Except as the Board of Directors may otherwise provide, Executive shall be entitled to participate in any retirement savings plan, profit sharing plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit plan which the Company may from time to time make available to its salaried senior executives to the extent that Executive’s age, tenure, and title make him eligible to receive those benefits. In addition, Executive will be entitled to four weeks paid vacation and access to the Company’s products at the same or similar level as the Company’s other senior executives.  Any of such benefits may be modified or withdrawn by the Company in its discretion during the term of this Agreement to the extent the same are withdrawn or modified or supplemented for other Executives similarly situated.

3.5           RELOCATION.  The Company will make available to Executive relocation benefits and prerequisites generally provided to the Company’s senior executives other than the Chief Executive Officer or Chief Financial Officer.  The Company will pay closing costs associated with the sale of Executive’s home in Georgia, including realtor fees of up to six percent (6%).

3.6           EXPENSES.  The Company shall reimburse Executive for all reasonable expenses properly incurred by Executive in the discharge of his duties hereunder upon production of evidence therefore.

ARTICLE IV.
DUTIES OF EXECUTIVE

4.1           SERVICES; DUTIES.  Executive shall have the general duties, responsibilities and authority of a President, subject to the power of the Chief Executive Officer and/or the Board of Directors to expand or limit such duties, responsibilities and authority. In addition, Executive will have specific responsibility for all operations and departments of Company except product validation and CFO, and functions currently reporting to CFO.  Executive agrees to loyally perform the duties assigned to Executive from time to time, and all duties associated therewith, to the best of Executive’s abilities, to be familiar with the Company’s policies as they exist from time to time which relate to Executive’s duties, and to abide by the Company’s policies as they exist from time to time.

4.2           CONFIDENTIALITY AND GOOD WILL.  Executive acknowledges that the Company has provided or will provide Executive with information concerning its business, products and customers and that the Company entrusts Executive with business relationships, good will and Confidential Information of great value to the Company.  Executive assigns to the Company all good will which Executive has or develops with Customers while employed by the Company.  Executive agrees that Executive shall treat all information, business relationships, and good will entrusted to Executive by the Company as a fiduciary, and Executive undertakes all of the obligations of a fiduciary to maintain, protect, and continue to develop such information, business relationships, and good will for the benefit of the Company.  All documents and tangible items provided to Executive by the Company or created by the Executive for use in connection with Executive’s employment are the property of the Company and shall be held by Executive as a fiduciary on behalf of the Company.  Upon termination of Executive’s employment for any reason, Executive shall promptly and without the requirement of a prior demand by the Company, return to the Company all such documents and tangible items, together with all copies, recordings, abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and tangible items or the information they contain.  Executive agrees not to directly or indirectly use or disclose any Confidential Information belonging to the Company for the benefit of anyone other than the Company, either during or after employment, for as long as the information remains Confidential Information.

4.3           NON-SOLICITATION.  In recognition of the importance to the Company of its personal relationships, during and for one (1) year following his termination of employment by the Company, for any reason, the Executive agrees that he will not directly or indirectly, on his own behalf or on behalf of any other person, solicit: (i) any Customer with whom he had contact during the two years preceding his termination of employment, for the purpose of directly or indirectly (a) marketing, promoting, or encouraging the use of a Competitive Product; (a) providing advice or assistance in connection with the marketing, promotion or use of a Competitive Product; or

(c) attempting to interfere with, or preventing or diverting the sale or purchase of products being designed, developed, sold or marketed by the Company; (ii) the services of any person who is a Company employee or agent to terminate his or her employment or agency with the Company; or (iii) any vendor or supplier which provides an exclusive or unique service or product to the Company for the purpose of obtaining similar products or services.

4.4           NON-COMPETITION.  Executive agrees that during the period of Executive’s employment with the Company and for one (1) year following the voluntary or involuntary termination of his employment with the Company for any reason, Executive shall not, directly or indirectly, on his own account or in the service of any other person, firm, corporation or other entity, be employed by, or permit his name to be used by, or engage in or carry on business with, or otherwise be associated in any way with, a Conflicting Organization as a partner, shareholder, director, officer, executive, principal, agent, associate, consultant, or in any other capacity.  This Non-Competition Covenant is effective in each of the markets in which the Company markets, designs, develops, promotes, sells, services, or provides the Company products at any time during Executive’s employment with the Company.

4.5           INVENTIONS.

(a)                                  Disclosure and Assignment.  Executive agrees to promptly disclose in writing to the Company complete information concerning each and every Invention. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Inventions are the exclusive property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Inventions. If an Invention does not relate to the existing or reasonably foreseeable business interests of the Company, the Company may, in its sole and unreviewable discretion, release or license the Invention to the Executive upon written request by the Executive.  No release or license shall be valid unless in writing signed by an officer of the Company.

(b)                                 Future Inventions.  As to any future Inventions made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, Executive agrees to promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Inventions under the terms of this Agreement.

(c)                                  Limitation on Sections 4.5(a) and (b).  Pursuant to Minnesota Statute Section 181.78, the provisions of Sections 4.5(a) and (b) shall not apply to any Invention meeting the following conditions:

(i) such Invention was developed entirely on Executive’s own time;

(ii) such Invention was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii) such Invention does not relate (a) directly to the business of the Company, or (b) to the Company’s actual or demonstrably anticipated research or development; and

(iv) such Invention does not result from any work performed by Executive for the Company.

(d)                                 Assistance of Executive.  Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of such Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(e)                               Records.  Executive will keep complete, accurate and authentic accounts, notes, data and records of all Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of her employment.

4.6           UNDERSTANDINGS.  Executive acknowledges and agrees that (a) the Company informed him, as part of the offer of employment and prior to his accepting employment with the Company, that a confidentiality, non-competition, and non-solicitation agreement would be required as part of the terms and conditions of his employment; (b) he has carefully considered the restrictions contained in this Agreement; (c) the restrictions in this Agreement are reasonable and will not unduly restrict him in securing other employment in the event of termination.

4.7           REMEDIES.  Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article IV of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this Agreement, Executive consents to the issuance of an injunction by any court of competent jurisdiction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement, the parties agree that the court making such determination shall have the power to reduce or modify the scope and/or duration of such covenant to the extent that allows the maximum scope and/or duration permitted by applicable law.

4.8           SURVIVAL.  The obligations of this Article IV shall survive the expiration or termination of this Agreement.

ARTICLE V.
TERMINATION

5.1           TERMINATION FOR CAUSE.  Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to immediately terminate the employment of Executive for “Cause” if the Executive shall:

(a)                                  Willfully or materially breach this Agreement or continually fail to perform the duties that the Executive is required to perform under the terms of this Agreement;

(b)                                 Willfully violate other reasonable and substantial rules governing Executive’s performance, including, without limitation, prohibitions against unauthorized use of drugs or alcohol without treatment;

(c)                                  Violate or willfully refuse to obey  reasonable instructions of the Chief Executive Officer and/or the Board of Directors, provided that such instructions are not in violation of this Agreement;

(d)                                 Willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(e)                                  In the performance of Executive’s duties under this Agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company; or

(f)                                    Be convicted of or plead guilty to any criminal charge or indictment, the nature of which the Company determines, in its sole discretion, has a detrimental impact on the general reputation of the Company.

An act or failure to act is considered “willful” if done or not done with an absence of good faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. In the event of termination for “Cause”, Executive shall not be entitled to any severance payments or any other payments under this Agreement. Executive shall not be terminated for Cause unless and until the Company shall have delivered to Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive’s conduct was Cause and specifying the particulars thereof in detail.

5.2           TERMINATION FOR ANY OTHER REASON.   The Executive’s employment shall terminate on the occurrence of any one of the following events:

(a)                                  The occurrence of circumstances that make it impossible or impracticable for the business of the Company to be continued;

(b)                                 The death of the Executive;

(c)                                  The Disability of the Executive unless waived by the Company, where the definition of Disability shall conform to the definition of disability set forth in any Company-sponsored disability insurance policy.

In the event of termination of employment for any reason set forth in Section 5.2 (b) or (c) above, no further compensation or benefits other than any applicable insurance benefits paid in accordance with any Company-sponsored insurance policy shall be paid to Executive.  Any payment made to Executive in excess of those provided by any Company-sponsored disability insurance policy shall be paid in accordance with the requirements of and subject to the applicable definitions of Code Section 409A.  Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive for any reason, including reasons other than those described in Sections 5.1 or 5.2.  In the event of termination by the Company for any reason not constituting Cause or described in Section 5.2, and not in connection with a Change of Control, Executive shall be entitled to the severance payments described in Section 5.5.  In the event of a Change of Control, the Change of Control Agreement shall supersede this Agreement and understanding between the parties with respect to termination upon such Change of Control and any compensation paid to Executive upon such termination.

5.3           TERMINATION BY EXECUTIVE FOR GOOD REASON.  Notwithstanding anything contained in the Agreement to the contrary, Executive shall have the right to terminate his employment at any time for “Good Reason.” “Good Reason” shall exist if any of the following events or conditions occurs:

(a)                                  a material change in Executive’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are inconsistent with such title, position or responsibilities; any removal of Executive from or failure to reappoint or reelect Executive to any of such positions;

(b)           any material breach by the Company of any provision of this Agreement; or

(c)                                  any purported termination of Executive’s employment which is not made pursuant to a Notice of Termination satisfying the requirements Section 5.6 of this Agreement; for purposes of this Agreement, no such purported termination shall be effective.

(d)                                 the relocation of the Company’s principal executive offices to a location more than one hundred miles from Minneapolis/St. Paul, Minnesota or the Company requiring Executive to be based anywhere other than the Company’s principal executive offices except for requiring travel on the Company’s business

In the event of termination of employment by Executive for Good Reason, Executive shall be entitled to the severance payments described in Section 5.5 of this Agreement subject to the limitations contained in Section 5.5.

5.4           TERMINATION BY EXECUTIVE.  Executive shall have the right to terminate his employment under this Agreement for any reason. In the event of termination by Executive for any reason not constituting a termination for “Good Reason” (as defined above), the Executive shall not be entitled to any severance payment or any other payments under this Agreement.

5.5           SEVERANCE PAYMENTS.  In the event of termination by the Company for any reason not constituting Cause or described in Section 5.2, and not in connection with a Change of Control, or, in the event that the Executive terminates his employment for Good Reason, the Company shall pay to Executive his base salary as defined by Section 3.1 through such date of termination, and, in lieu of any further compensation and benefits under this Agreement, Executive shall be entitled to the following benefits during the “Severance Period” (which Severance Period is defined herein to be the twelve-month period beginning on the date of such termination of Executive’s employment), subject to the limitations contained in this Section 5.5.

(a)                                  During the Severance Period, the Company shall pay to Executive an amount equal to his average annual base salary (exclusive of any bonuses, incentive compensation or income associated with benefits, restricted stock, or stock options of Executive) over the three (3) year period immediately preceding the date of termination or such lesser period as Executive has been employed by the Company; provided that only the amount permitted by Section 409A of the Code, inclusive of Section 401(a)(17) of the Code, shall be paid in equal portions over the course of the first six (6) months of the Severance Period in accordance with the Company’s regular payroll practices, and the balance shall be paid in equal portions over the course of the remaining six (6) months of the Severance Period in accordance with the Company’s regular payroll practices; and

(b)                                 During the Severance Period, the Company shall continue to pay benefits provided to Executive (and to Executive’s dependents and beneficiaries) by the Company immediately prior to the date of termination of employment; provided that if during such Severance Period another employer provides Executive any benefits which are substantially comparable to any of the benefits provided by the Company, the Company’s obligations with respect to such comparable benefits shall cease; and

(c)                                  In the event Executive is entitled to severance benefits, all of Executive’s restricted stock and unexpired stock options, granted under this Agreement or pursuant to any future awards and held by Executive upon termination of employment, shall immediately vest with the options becoming immediately exercisable for one month, after which time the option(s) shall expire.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to the severance pay and benefits described in this Section 5.5 only if (i) on or within thirty (30) days following Executive’s last date of employment Employee signs and does not rescind a Release Agreement in a form prepared by the Company, to include but not be limited to a comprehensive release of all legal claims by Executive in favor of the Company, (ii) Executive fully complies with his confidentiality obligations under Section 4.2 herein, (iii) Executive fully complies with his non-solicitation obligations under Section 4.3 herein, (iv) Executive fully complies with his non-competition obligations under Section 4.4 herein, and (v) Executive fully complies with his disclosure and assignment obligations under Section 4.5 herein. Executive further understands and agrees that if he does not sign the required Release Agreement, if he rescinds the required Release Agreement after signing, or if he does not fully comply with the confidentiality, non-solicitation, non-competition, and/or disclosure and assignment requirements of Sections 4.2, 4.3, 4.4, and 4.5 herein, he will not be entitled to the severance pay or benefits described in this Section 5.5 and will be obligated to return any severance pay and/or benefits already received.

5.6           NOTICE OF TERMINATION. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.1. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth a summary of the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

5.7           SURVIVING RIGHTS. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

ARTICLE VI.
GENERAL PROVISIONS

6.1           NOTICE.   For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States first class mail, postage pre-paid, addressed to the last known residence address of Executive or in the case of the Company, to its principal office to the attention of its then Chief Executive Officer, with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.2           COMPLIANCE WITH CODE 409A. If and to the extent that any provision of this Agreement is required to comply with Code Section 409A, the Company shall have the authority, without the consent of the Executive to interpret and/or amend such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code 409A.

6.3           NO CONFLICTION OBLIGATIONS.  Executive represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

6.4           WAIVER, MODIFICATION OR AMENDMENT.  No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as set forth above.

6.5           ENTIRE AGREEMENT.  This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter, whether oral or written; provided that the parties acknowledge that they have also entered into a Change of Control Agreement of even date herewith and that the Change of Control Agreement shall supersede this Agreement and understanding between the parties with respect to termination upon a Change of Control and any compensation paid to Executive upon such termination.  In all other respects, this Agreement shall remain in full force and effect in the event of a Change of Control.

6.6           INTERPRETATION.  The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

6.7           GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.  Executive waives Executive’s rights, if any, to have the laws, including conflict of laws principles, of any jurisdiction other than the State of Minnesota apply to this Agreement.  Any dispute arising out of or related to Executive’s employment by the Company or arising out of or related to this Agreement, or any breach or alleged breach hereof, shall be exclusively decided by a state or federal court sitting in the State of Minnesota.  Executive hereby irrevocably consents to the personal jurisdiction of the state and federal courts sitting in the State of Minnesota for the purposes of any action arising out of or related to Executive’s employment or this Agreement.  Executive waives Executive’s right, if any, to have any disputes between Executive and the Company arising out of or related to Executive’s employment or this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Minnesota.  Executive agrees not to assist, aid, abet, encourage, or participate in any lawsuit or action by any third party arising out of or related to Executive’s employment or this Agreement in any jurisdiction or venue other than a state or federal court in the State of Minnesota.

6.8           SEVERABILITY.  In the event that any provision of this Agreement is unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions.  In the event that any provision of this Agreement is unenforceable because it is overbroad, vague or otherwise, that provision may be revised by a court sitting in the state of Minnesota to the extent required by applicable law, and may be enforced as revised by the court.

6.9           ASSIGNMENT.  Executive acknowledges that Executive’s services are unique and personal. Accordingly, Executive may not assign Executive’s rights or delegate Executive’s duties or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company and any successor or permitted assignee, and may be assigned by the Company to any purchaser of all or substantially all of the Company’s business or assets (by merger, sale of assets, consolidation, acquisition of stock or otherwise) without the consent of Executive, and may otherwise be assigned by the Company only with Executive’s consent.

6.10         CAPTIONS AND HEADINGS.  The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date set forth in Section 2.2 of this Agreement.

COMPANY:

ARCTIC CAT INC.

By:

Its: CEO

EXECUTIVE:

Claude J. Jordan